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                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                        _________________

                            FORM 8-K

                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported)    July 18, 1994
                                                ----------------------

                    VISHAY INTERTECHNOLOGY, INC.
- -----------------------------------------------------------------------
     (Exact name of registrant as specified in its charter)


          Delaware                  1-7416             38-1686453
- -----------------------------------------------------------------------
(State or other jurisdiction     (Commission          (IRS Employer
     of incorporation)           File Number)      Identification No.)



               63 Lincoln Highway, Malvern, PA              19355
- -----------------------------------------------------------------------
          (Address of principal executive offices)        (Zip Code)


Registrant's telephone number, including area code      (610) 644-1300
                                                    -------------------

                           Not Applicable
- -----------------------------------------------------------------------
    (Former name or former address, if changed since last report)



                The Exhibit Index is on Page   .
                       Page 1 of     Pages

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Item 2.   Acquisition or Disposition of Assets.

     On July 18, 1994, Vishay Intertechnology, Inc.

("Registrant") consummated an agreement with Thomas & Betts

Corporation, a New Jersey corporation ("Seller"), to purchase all of the issued and outstanding capital stock of Vitramon,

Incorporated, a Delaware corporation and a wholly-owned

subsidiary of Seller, and Vitramon Limited, an English

corporation, and an indirect subsidiary of Seller (collectively,

"Vitramon"), for consideration of $184 million in cash.

Vitramon's business involves the design, manufacture and sale of multilayer ceramic chip capacitors and certain types of filters

(the "Business").  Registrant has no current intention to change the nature of the Business.


     The purchase price was funded from a $200,000,000 bridge and term loan facility made available to Registrant under the Vishay

Intertechnology, Inc. $200,000,000 Acquisition Loan Agreement

dated as of July 18, 1994 (the "Acquisition Loan Agreement"), by

and among Registrant and Comerica Bank, N.A., NationsBank of

North Carolina, N.A., Berliner-Handels-und Frankfurter Bank,

Signet Bank / Maryland, CoreStates Bank, N.A., Bank Hapoalim,

B.M., ABN AMRO Bank, N.V. New York Branch, Credit Lyonnais New

York Branch, Meridian Bank, Bank Leumi le-Israel, B.M. and Credit

Suisse (collectively, the "Banks"), and Comerica Bank, N.A. as agent for the Banks (the "Agent").  The Acquisition Loan

Agreement is comprised of a $100 million bridge facility due on
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July 18, 1996 (the "Bridge Facility") and a $100 million non-

amortizing term facility due on July 18, 2001 (the "Acquisition

Term Facility").  The facilities will bear interest at variable rates based, at the option of Registrant, on the prime rate or

LIBOR.  In addition, with respect to the Acquisition Term

Facility, Registrant may, at its option, elect a fixed rate of interest for the remainder of the term of the loan.


     In addition, on July 18, 1994, Registrant and certain of its subsidiaries entered into bank agreements (the "Bank Agreements")

with the Banks and the Agent.  The Bank Agreements amended and restated Registrant's previously-existing revolving credit and term loan agreements.


     After giving effect to the Bank Agreements and the

Acquisition Loan Agreement, the Company's domestic credit

facilities consist of a $200,000,000 revolving credit facility that matures on December 31, 1997, subject to the Company's right to request year-to-year renewals thereafter, a $102,500,000

domestic term loan (the "Domestic Term Loan") that matures on

December 31, 2000, the $100,000,000 Bridge Facility, due on July

18, 1996 and a $100,000,000 non-amortizing domestic term loan due July 18, 2001.  Borrowings under these facilities bear

interest at variable rates based on the prime rate or, at the

Company's option, LIBOR; at July 18, 1994, the rates ranged from

4.9375% to 5.5%.  With respect to the Domestic Term Loan, the
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Company may elect, at its option, a fixed rate of interest for the remainder of the term of such loan.


     The Banks also provide Deutsche Mark ("DM") denominated

revolving credit and term loan facilities for certain of the

Company's German subsidiaries, which permit borrowings, in the aggregate, of DM 153,821,990 including a DM 40,000,000 revolving credit facility that matures on December 31, 1997, subject to the borrower's right to request year-to-year renewals thereafter, a

DM 9,506,000 term loan that matures on December 31, 1994 and a DM

104,315,990 term loan that matures on December 31, 1997.

Borrowings bear interest at variable rates based on LIBOR; at

July 18, 1994, the rates ranged from 5.875% to 6.0%.


     As a result of the amendments contained in the Bank

Agreements, all of the Company's bank facilities are unsecured and all collateral currently held by the Banks in connection with the previously-existing revolving credit and term loan agreements will be released.  However, the facilities are cross-guaranteed by the Company and certain of its subsidiaries.  The Bank

Agreements also resulted in a decrease in interest rates from those previously in effect, as well as a significant reduction in the number of financial and restrictive covenants.  Financial covenants are currently limited to requirements regarding

leverage and fixed charge coverage ratios and minimum tangible
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net worth.  Other restrictive covenants include limitations on the payment of cash dividends, guaranties and liens.


     The foregoing is a summary of certain terms of the

Acquisition Loan Agreement and the Bank Agreements and is

qualified in its entirety by reference to such agreements, copies of which are annexed as exhibits to this Report on Form 8-K.


     Further, Registrant intends shortly to file a Registration

Statement on Form S-3 with the Commission relating to a public offering of approximately 2,750,000 shares of Registrant's common stock, and to use the net proceeds (estimated at approximately,

$111,375,000, based on a closing price of $42.50 of the common stock on July 14, 1994) to repay the Bridge Facility and to

reduce Registrant's revolving credit borrowings.  Accordingly,

the Pro Forma Financial Information annexed to this Report gives effect to the sale of shares of Registrant's common stock, and the use of the estimated net proceeds therefrom to repay the

Bridge Facility and to reduce Registrant's revolving credit

borrowings.  Footnote F to the Pro Forma Condensed Consolidated

Financial Statements sets forth relevant financial information to take into account the adjustments to the Pro Forma Financial

Information in the event the public offering is not consummated.
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    Item 7.   Financial Statements, Pro Forma Financial
Information and Exhibits.

          (a)  Pro Forma Financial Information.

               Set forth on pages F-2 through F-9 are Pro Forma
               Condensed Consolidated Financial Statements of
               Vishay Intertechnology, Inc. and Vitramon
               (Unaudited). The following are included:


                    Pro Forma Condensed Consolidated Balance
                    Sheet as of March 31, 1994.

                    Pro Forma Condensed Consolidated Statement of
                    Operations for the Year Ended December 31,
                    1993.

                    Pro Forma Condensed Consolidated Statement of
                    Operations for the Three Months Ended
                    March 31, 1994.

                    Notes to Pro Forma Condensed Consolidated
                    Financial Statements.


          (b)  Financial statements of business acquired.

               1. Set forth on pages F-10 through F-22 are
                  Vitramon, Incorporated and Vitramon Limited
                  (U.K.)  Combined Audited Financial Statements.
                  The following are included:

                    Report of KPMG Peat Marwick

                    Combined Balance Sheet at January 1, 1994 and January 2, 1993.

                    Combined Statement of Earnings for the Year
                    Ended January 1, 1994 and January 2, 1993.

                    Combined Statement of Cash Flows for the
                    Year Ended January 1, 1994 and January 2,
                    1993.

                    Combined Statement of Shareholder's Equity for the Year Ended January 1, 1994 and
                    January 2, 1993.
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

                    Notes to Combined Financial Statements.


               2. Set forth on pages F-23 through F-26 are
                  Vitramon Incorporated and Vitramon Limited
                  (U.K.) Combined Interim Financial Statements (Unaudited). The following are included:

                    Combined Balance Sheet at April 2, 1994 and
                    January 1, 1994.

                    Combined Statement of Earnings for the Quarter Ended April 2, 1994 and April 3, 1993.

                    Combined Statement of Cash Flows for the
                    Quarter Ended April 2, 1994 and April 3,
                    1993.

                    Notes to Combined Interim Financial
                    Statements.


          (c)  Exhibits.

2.1       Stock Purchase Agreement, dated July 12, 1994, between
          Thomas & Betts Corporation and Vishay Intertechnology
          Inc.

10.1 Amended and Restated Vishay Intertechnology, Inc. $302,500,000 Revolving Credit and Term Loan Agreement, dated as of July 18, 1994, by and among Comerica Bank, NationsBank of North Carolina, N.A., Berliner Handels-und Frankfurter Bank, Signet Bank/Maryland, Core-States Bank, N.A., Bank Hapoalim, B.M., ABN AMRO Bank N.V. New York Branch, Credit Lyonnais New York Branch, Meridian Bank, Bank Leumi le-Israel, B.M. and Credit Suisse (collectively, the "Banks"), Comerica Bank, as agent for the Banks (the "Agent"), and Vishay Intertechnology, Inc.("Vishay"), dated as of July 18, 1994.

10.2 Amended and Restated Vishay Beteiligungs GmbH DM 40,000,000 Revolving Credit and DM 9,506,000 Term Loan Agreement, dated as of July 18, 1994, by and among the Banks, the Agent and Vishay Beteiligungs GmbH ("VBG").

10.3      Amended and Restated Roederstein DM 104,315,990.20 Term
          Loan Agreement, dated as of July 18, 1994, by and among the Banks, the Agent, and Vishay.
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

10.4      Vishay Intertechnology, Inc. $200,000,000 Acquisition
          Loan Agreement, dated as of July 18, 1994, by and among the Banks, the Agent and Vishay.

10.5 Amended and Restated Guaranty by Vishay to the Banks, dated July 18, 1994.

10.6 Amended and Restated (Domestic) Guaranty by Dale Holdings, Inc., Dale Electronics, Inc., Measurements Group, Inc., Vishay Sprague Holdings Corp. and Sprague Sanford, Inc. to the Banks, dated July 18, 1994.

10.7      Amended and Restated Permitted Borrowers Guaranty by
          Vilna Equities Holding B.V., VBG, Draloric Electronic
          GmbH, E-Sil Components Ltd., Sfernice S.A. and
          Roederstein GmbH in favor of the Banks dated July 18, 1994.

23        Consent of KPMG Peat Marwick.
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                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   VISHAY INTERTECHNOLOGY, INC.


                                   By:  /s/Richard N. Grubb
                                        ---------------------------
                                        Name: Richard N. Grubb
                                        Title: Vice President,
                                        Treasurer and CFO

Date:     July 18, 1994

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          INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                            Page
                                                            ----
Pro Forma Condensed Consolidated Financial Statements of
 Vishay Intertechnology, Inc. and Vitramon (Unaudited) . . .  F-2
  Pro Forma Condensed Consolidated Balance Sheet as of
   March 31, 1994. . . . . . . . . . . . . . . . . . . . . .  F-3
  Pro Forma Condensed Consolidated Statement of
   Operations for the Year Ended December 31, 1993 . . . . .  F-4
  Pro Forma Condensed Consolidated Statement of
   Operations for the Three Months Ended March 31, 1994. . . F-5 Notes to Pro Forma Condensed Consolidated Financial
   Statements. . . . . . . . . . . . . . . . . . . . . . . .  F-6

Vitramon Incorporated and Vitramon Limited (U.K.)
 Combined Audited Financial Statements
  Report of KPMG Peat Marwick. . . . . . . . . . . . . . . . F-10
  Combined Balance Sheet at January 1, 1994 and
   January 2, 1993 . . . . . . . . . . . . . . . . . . . . . F-11
  Combined Statement of Earnings for the Year Ended
   January 1, 1994 and January 2, 1993 . . . . . . . . . . . F-12
  Combined Statement of Cash Flows for the Year Ended
   January 1, 1994 and January 2, 1993 . . . . . . . . . . . F-13
  Combined Statement of Shareholder's Equity for the
   Years Ended January 1, 1994 and January 2, 1993 . . . . . F-14
  Notes to Combined Financial Statements . . . . . . . . . . F-15

Vitramon Incorporated and Vitramon Limited (U.K.)
 Combined Interim Financial Statements (Unaudited)
  Combined Balance Sheet at April 2, 1994 and
   January 1, 1994 . . . . . . . . . . . . . . . . . . . . . F-23
  Combined Statement of Earnings for the Quarter
   Ended April 2, 1994 and April 3, 1993 . . . . . . . . . . F-24
  Combined Statement of Cash Flows for the Quarter
   Ended April 2, 1994 and April 3, 1993 . . . . . . . . . . F-25
  Notes to Combined Interim Financial Statements . . . . . . F-26

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    PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                  VISHAY INTERTECHNOLOGY, INC.
                               AND
                            VITRAMON
                           (Unaudited)

The following pro forma condensed consolidated balance sheet (unaudited) as of March 31, 1994 and pro forma condensed consolidated statements of operations (unaudited) for the year ended December 31, 1993 and the three months ended March 31, 1994 give effect to (i) Vishay's acquisition of all of the capital stock of Vitramon from Thomas & Betts Corporation and (ii) the sale by Vishay of 2,750,000 shares of Common Stock pursuant to a contemplated public offering (assuming a public offering price of $42.50 per share based on the closing market price of the Common Stock on July 14, 1994) and the use of such proceeds to fund the prepayment of the Bridge Facility and reduce revolving credit borrowings. The pro forma condensed consolidated statements of operations for the year ended December 31, 1993 and the three months ended March 31, 1994, present the results of operations of Vishay as if both of the above mentioned transactions were consummated as of January 1, 1993. The pro forma information is based on the historical financial statements of Vishay and Vitramon, giving effect to the acquisition under the purchase method of accounting and the assumptions and adjustments set forth in the accompanying notes.

These pro forma condensed consolidated financial statements have been prepared by Vishay's management based upon the audited combined financial statements of Vitramon for the year ended
January 1, 1994 and the unaudited combined interim financial statements of Vitramon as of and for the quarter ended April 2, 1994. These pro forma financial statements may not be indicative of the results that actually would have occurred if Vishay had acquired all of the capital stock of Vitramon on the dates indicated or those that may be obtained in the future. The pro forma financial statements should be read in conjunction with the consolidated financial statements of Vishay included in Vishay's Annual Report on Form 10-K for the year ended December 31, 1993 and Vishay's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, and the combined financial statements of Vitramon for the year ended January 1, 1994 and as of and for and the quarter ended April 2, 1994, included herein.

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
        PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                           (UNAUDITED)

                                March 31, 1994  April 2, 1994                         March 31,
                                  As Reported    As Reported        Pro Forma            1994
                                    Vishay         Vitramon        Adjustments        Pro Forma
                                  ----------       --------        ----------         ----------
                                                        (In thousands)
ASSETS
Cash and cash equivalents            $19,155        $14,589                              $33,744
Accounts receivable                  151,297         17,020                              168,317
Inventories                          226,468         20,077                              246,545
Other current assets                  38,241          2,707           ($2,090)(C)         38,858
                                  ----------       --------          --------         ----------
   Total Current Assets              435,161         54,393            (2,090)           487,464

Property and equipment               433,568         44,711            10,000 (C)        488,279
Goodwill                             120,695                          105,718 (C)        226,413


Other assets                          14,266            949             5,250 (C)         22,365
                                                                        1,900 (C)
                                  ----------       --------          --------         ----------
                                  $1,003,690       $100,053          $120,778         $1,224,521
                                  ==========       ========          ========         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts and notes payable           $86,202        $24,605          ($18,000)(C)        $92,807
Other current liabilities             91,610         20,280           (10,530)(C)        101,360
Current portion of long-term debt     30,543          1,909            (1,909)(C)         30,543
                                  ----------       --------          --------         ----------
   Total Current Liabilities         208,355         46,794           (30,439)           224,710


Long-term debt                       285,475         13,790           186,700 (A)        360,800
                                                                     (111,375)(B)
                                                                      (13,790)(C)

Other non-current liabilities        116,722          2,819            15,000 (C)        134,498
                                                                          (43)(C)

Stockholders' equity
     Common stock                      2,123            234               275 (B)          2,398
                                                                         (234)(C)

     Other stockholders' equity      391,015         36,416           111,100 (B)        502,115
                                                                      (36,416)(C)
                                  ----------       --------          --------         ----------
                                  $1,003,690       $100,053          $120,778         $1,224,521
                                  ==========       ========          ========         ==========

See notes to pro forma condensed consolidated financial statements.
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

                PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                        (UNAUDITED)

                                  Year ended        Year ended                   Year Ended
                              December 31, 1993  January 1, 1994  Pro Forma      December 31,
                                  As Reported      As Reported   Adjustments         1993
                                     Vishay         Vitramon      - Note D        Pro Forma
                                   ----------       ---------     ---------       ----------
                                              (In thousands, except per share data)
Net sales                            $856,272        $118,394                       $974,666
Costs of products sold                663,239          81,512       ($4,253)(2)      740,498
                                   ----------       ---------     ---------       ----------
Gross profit                          193,033          36,882         4,253          234,168

Selling, general, and
  administrative expenses             118,906          24,136        (5,783)(5)      137,530
                                                                        271 (6)
Restructuring expenses                  6,659                                          6,659
Unusual items                          (7,221)                                        (7,221)
                                   ----------       ---------     ---------       ----------
Operating income                       74,689          12,746         9,765           97,200

Other income (expense):
  Interest expense                    (20,624)         (3,229)       (4,142)(1)      (24,766)
                                                                      3,229 (3)
  Goodwill amortization                (3,294)                       (2,643)(4)       (5,937)
  Other                                   123             (84)                            39
                                   ----------       ---------     ---------       ----------
                                      (23,795)         (3,313)       (3,556)         (30,664)
                                   ----------       ---------     ---------       ----------
Earnings before income taxes
 and cumulative effect of
 accounting change                     50,894           9,433         6,209           66,536

Income taxes                            8,246           4,773         2,173 (7)       15,192
                                   ----------       ---------     ---------       ----------
Earnings before cumulative
 effect of accounting change           42,648           4,660         4,036           51,344

Cumulative effect of accounting
  change for income taxes               1,427                                          1,427
                                   ----------       ---------     ---------       ----------
Net earnings                          $44,075          $4,660        $4,036          $52,771
                                   ==========       =========     =========       ==========

Earnings per share - Note E

Before cumulative effect of
accounting change                       $1.91                                          $2.05

Accounting change for
income taxes                            $0.07                                          $0.06
                                   ----------                                     ----------
Net earnings                            $1.98                                          $2.11
                                   ==========                                     ==========
Weighted average shares
   outstanding - Note E                22,289                                         25,039

See notes to pro forma condensed consolidated financial statements.
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
                  PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                        (UNAUDITED)

                                  Three Months    Three Months                  Three Months
                                      Ended          Ended                          Ended
                                 March 31, 1994  April 2, 1994    Pro Forma        March 31,
                                  As Reported     As Reported    Adjustments          1994
                                     Vishay         Vitramon       - Note D         ProForma
                                   ----------       ---------     ---------         ---------
                                              (In thousands, except per share data)
Net sales                            $226,015         $34,575                        $260,590
Costs of products sold                175,215          23,743       ($1,092)(2)       197,866
                                   ----------       ---------     ---------         ---------
Gross profit                           50,800          10,832         1,092            62,724

Selling, general, and
   administrative expenses             30,176           6,528        (1,569)(5)        35,203
                                                                         68 (6)
                                   ----------       ---------     ---------         ---------
Operating income                       20,624           4,304         2,593            27,521

Other income (expense):
  Interest expense                     (5,040)           (729)       (1,035)(1)        (6,075)
                                                                        729 (3)
  Goodwill amortization                  (801)                         (661)(4)        (1,462)
  Other                                   468              73                             541
                                   ----------       ---------     ---------         ---------
                                       (5,373)           (656)         (967)           (6,996)
                                   ----------       ---------     ---------         ---------
Earnings before income taxes           15,251           3,648         1,626            20,525
Income taxes                            2,593           1,676           569 (7)         4,838
                                   ----------       ---------     ---------         ---------
Net earnings                          $12,658          $1,972        $1,057           $15,687
                                   ==========       =========     =========         =========


Earnings per share - Note E             $0.57                                           $0.63
                                   ==========                                       =========

Weighted average shares
    outstanding - Note E               22,292                                          25,042
                                   ==========                                       =========

See notes to pro forma condensed consolidated financial statements.

 NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  (UNAUDITED) (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Certain financial information has been derived from the combined audited financial statements and notes thereto of Vitramon for the year ended January 1, 1994 and from Vitramon's unaudited combined interim financial statements as of and for the quarter ended April 2, 1994.

(A) Reflects an increase in outstanding indebtedness as a result of the purchase by Vishay of all of the capital stock of Vitramon from Thomas & Betts. Assumes additional borrowings of $200,000 (including $100,000 Bridge Facility) from a syndicate of banks, use of $186,700 of such borrowings to finance the acquisition and use of $13,300 to reduce revolving credit borrowings, which results in increased long-term debt of $186,700. Purchase price and related costs financed through long-term debt:

Purchase price . . . . . . . . . . . . . . . . . . .    $ 184,000
Professional fees and other liabilities. . . . . . .        2,700
                                                        ---------
Total purchase price . . . . . . . . . . . . . . . .    $ 186,700
                                                        =========
(B) Reflects the assumed receipt of the estimated net proceeds of $111.4 million from the proposed sale by Vishay of 2,750,000 shares of Common Stock pursuant to a contemplated public offering (assuming a public offering price of $42.50 per share based on the closing market price of the Common Stock on July 14, 1994) and the use of such proceeds to fund the prepayment of the $100,000 Bridge Facility and to reduce revolving credit borrowings.

                                                        Increase
                                                       (Decrease)
                                                       ----------
Long-term debt . . . . . . . . . . . . . . . . . . .   $(111,375)
Common stock . . . . . . . . . . . . . . . . . . . .         275
Other stockholders' equity . . . . . . . . . . . . .     111,100

(C) Under purchase accounting, Vitramon's assets and liabilities are required to be adjusted from historical amounts to their estimated fair values. Purchase accounting adjustments have been preliminarily estimated by Vishay's management based upon available information and are believed by management to be reasonable. There can be no assurance, however, that the estimated adjustments represent the final purchase accounting adjustments that will ultimately be determined by Vishay. The following pro forma adjustments have been made to reflect the estimated fair values of the assets and liabilities of Vitramon as of March 31, 1994 and to eliminate assets and liabilities which were retained by Thomas & Betts under the terms of the purchase agreement.

                                                  Net Assets
                                              -------------------
                                              Increase (Decrease)
As reported by Vitramon:
Common Stock . . . . . . . . . . . . . . . . . . .      $    234
Other stockholders' equity . . . . . . . . . . . .        36,416
                                                        --------
                                                          36,650
Fair value adjustments:
Property and equipment . . . . . . . . . . . . . .        10,000
Estimated Vitramon restructuring costs . . . . . .       (15,000)
Deferred income taxes
  Other current assets . . . . . . . . . . . . . .      (  2,090)
  Other assets . . . . . . . . . . . . . . . . . .         5,250
  Other non-current liabilities. . . . . . . . . .            43

Assets and liabilities retained by Thomas & Betts:
  Accounts and notes payable . . . . . . . . . . .        18,000
  Other current liabilities. . . . . . . . . . . .        10,530
  Current portion of long-term debt. . . . . . . .         1,909
  Long-term debt . . . . . . . . . . . . . . . . .        13,790

Deferred bank costs. . . . . . . . . . . . . . . .         1,900
Cost in excess of net assets of company acquired .       105,718
                                                        --------
Total purchase price . . . . . . . . . . . . . . .      $186,700
                                                        ========

(D) For purposes of determining the pro forma effect of the Vitramon acquisition on the Vishay consolidated statement of operations, the following estimated pro forma adjustments have been made:

                                  Increase (Decrease) Income
                                  --------------------------
                               Year Ended     Three Months Ended
                                12/31/93            3/31/94
                                --------            -------
1. Interest expense on net
   additional variable rate
   long-term debt of
   $75,300 at a 5.5%
   assumed rate. . . . . . . .  $( 4,142)          $( 1,035)

2. Decrease in depreciation
   resulting from adjustments
   to fair value of property,
   plant and equipment and the
   establishment by Vishay of
   estimated remaining useful
   lives . . . . . . . . . . .     4,253              1,092

3. Elimination of Vitramon's
   interest expense relating
   to debt not assumed by
   Vishay. . . . . . . . . . .     3,229                729

4. Amortization of cost in
   excess of net assets acquired
   (goodwill) over a forty-year
   period. . . . . . . . . . .   ( 2,643)           (   661)

5. Elimination of Vitramon's
   management charges from
   parent. . . . . . . . . . .     5,783              1,569

6. Amortization of deferred
   bank costs over a seven-year
   period. . . . . . . . . . .   (   271)           (    68)

7. Income tax expense applicable
   to adjustments at a 35%
   assumed rate. . . . . . . .   ( 2,173)           (   569)
                                --------            -------
                                $  4,036            $ 1,057
                                ========            =======
Vitramon's management charges from parent noted above represent services provided by Thomas & Betts for general management, accounting, internal audit, cash management, risk management, human resources, legal and tax services. These costs have been eliminated as Vishay's current organization is structured to provide these management services without incurring significant additional costs.

(E) Earnings per share for the year ended December 31, 1993 and the three months ended March 31, 1994 were computed as follows
(in thousands, except earnings per share data):

                               Year Ended     Three Months Ended
                                12/31/93            3/31/94
                                --------            -------
Weighted average number of
  common shares outstanding. . .   22,289             22,292

Contemplated issuance of
  common stock . . . . . . . . .    2,750              2,750
                                  -------            -------
Total. . . . . . . . . . . . . .   25,039             25,042
                                  =======            =======
Pro forma net earnings . . . . .  $52,771            $15,687
                                  =======            =======
Pro forma net earnings per share  $  2.11            $  0.63
                                  =======            =======

(F) The pro forma condensed consolidated financial statements are presented assuming that Vishay will complete a contemplated public offering of 2,750,000 shares of common stock as described in Note B. While it is Vishay's current intention to complete such offering, Vishay cannot assure that the offering will occur as planned. If such offering does not occur, the pro forma long-term debt would increase by $111,375 and pro forma stockholders' equity would decrease by a corresponding amount. Also, pro forma interest expense for the year ended December 31, 1993 and the three months ended March 31, 1994 would increase by $6,126 and $1,531, respectively. After considering applicable income tax effects, pro forma net earnings and earnings per share would be as follows:

                                     Year       Three Months
                                     Ended         Ended
                                   12/31/93       3/31/94
                                   --------       -------
Net earnings. . . . . . . . . . .  $48,789         $14,692

Earnings per share. . . . . . . .    $2.19           $0.66

           VITRAMON INCORPORATED AND VITRAMON LIMITED (U.K.)


Independent Auditors' Report
- ----------------------------


The Boards of Directors
Vitramon, Incorporated and Vitramon Limited (UK):

We have audited the combined balance sheets of Vitramon, Incorporated and subsidiaries and Vitramon Limited (UK) (both of which are directly or indirectly wholly-owned subsidiaries of Thomas & Betts Corporation) as of January 1, 1994 and January 2, 1993, and the related combined statements of earnings, cash flows, and shareholder's equity for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Vitramon, Incorporated and subsidiaries and Vitramon Limited (UK) at January 1, 1994 and January 2, 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


KPMG Peat Marwick


June 17, 1994, except as to
   note 10, which is as of
   July 13, 1994

                   VITRAMON INCORPORATED AND VITRAMON LIMITED (U.K.)

COMBINED BALANCE SHEET
(In Thousands)                                              January 1,   January 2,
                                ASSETS                        1994         1993
CURRENT ASSETS                                              ---------    ---------
Cash                                                        $ 11,881     $  7,857
Receivables, less allowance for doubtful accounts and
   cash discounts of $655 in 1993 and $564 in 1992            13,669       13,189
Inventories:
    Finished goods                                             6,998        7,235
    Work in process                                            3,062        3,750
    Raw materials                                             11,092       10,407
                                                            --------     --------
        Total inventories                                     21,152       21,392
Deferred income taxes                                          2,009        1,879
Prepaid expenses                                                 524          830
                                                            --------     --------
        Total Current Assets                                  49,235       45,147
                                                            --------     --------
PROPERTY, PLANT AND EQUIPMENT
Land and land improvements                                     2,945        3,125
Buildings                                                     22,520       23,797
Machinery and equipment                                       55,185       52,729
Construction in progress                                       6,904        3,532
                                                            --------     --------
                                                              87,554       83,183
Less accumulated depreciation                                 44,755       39,253
                                                            --------     --------
                                                              42,799       43,930
OTHER ASSETS                                                     945        1,021
                                                            --------     --------
    TOTAL ASSETS                                            $ 92,979      $90,098
                                                            ========     ========

                 LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES

Short-term borrowings                                       $     88      $    51
Current maturities of long-term bank debt                      1,856          650
Notes payable to parent company                               18,000       10,166
Accounts payable                                               5,180        5,944
Accounts payable - parent company                             11,407       13,135
Accrued liabilities                                            4,376        3,890
Income taxes                                                   1,154            0
Deferred income taxes                                              -          507
                                                            --------     --------
    Total Current Liabilities                                 42,061       34,343

LONG-TERM BANK DEBT                                           13,874       18,248
DEFERRED INCOME TAXES                                          1,376        1,565
OTHER LONG-TERM LIABILITIES                                    1,233        1,117

SHAREHOLDER'S EQUITY
Common stock                                                     234          234
Additional paid-in capital                                     9,679        9,679
Retained earnings                                             24,127       23,467
Foreign currency translation adjustment                          395        1,445
                                                            --------     --------
    Total Shareholder's Equity                                34,435      34,825
                                                            --------     --------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                  $ 92,979     $ 90,098
                                                            ========     ========
See notes to Combined Financial Statements.

                   VITRAMON INCORPORATED AND VITRAMON LIMITED (U.K.)

COMBINED STATEMENT OF EARNINGS
(In Thousands)                                      Year ended
                                              January 1,    January 2
                                                 1994         1993
                                             ----------   ----------
NET SALES                                     $ 118,394    $ 111,528
                                             ----------   ----------
COSTS AND EXPENSES
    Cost of sales                                81,512       77,624
    Marketing, general and administrative        14,453       13,850
    Research and development                      3,900        3,601
    Management charge                             5,783        4,965
                                             ----------   ----------
                                                105,648      100,040

Earnings from operations                         12,746       11,488

Other expense - net                               3,313        2,711
                                             ----------   ----------
Earnings before income taxes                      9,433        8,777

Income taxes                                      4,773        4,479
                                             ----------   ----------
NET EARNINGS                                 $    4,660   $    4,298
                                             ==========   ==========

See notes to Combined Financial Statements.

                   VITRAMON INCORPORATED AND VITRAMON LIMITED (U.K.)

COMBINED STATEMENT OF CASH FLOWS
(In Thousands)                                                 Year ended
                                                         January 1,     January 2,
                                                            1994           1993
                                                          ---------      --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                             $    4,660      $  4,298
Adjustments:
    Depreciation and amortization                             8,908         8,009
    Changes in assets and liabilities:
        Receivables                                          (1,506)       (1,240)
        Inventories                                            (810)       (2,031)
        Prepaid expenses                                        296          (264)
        Accounts payable                                       (554)        1,513
        Accounts payable - Parent Company                    (1,912)       12,850
        Accrued liabilities                                     629           463
        Income taxes                                          1,423        (2,511)
    Other                                                       902            35
                                                          ---------      --------
Net cash provided by operating activities                    12,036        21,122
                                                          ---------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment                   (10,511)       (9,202)
Proceeds from sale of property, plant and equipment              38            91
                                                          ---------      --------
Net cash used in investing activities                       (10,473)       (9,111)
                                                          ---------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in short-term borrowings                    144        (3,831)
Proceeds from long-term debt and other borrowings                23         3,306
Proceeds from Parent Company debt                             7,834           416
Repayment of long-term debt and other borrowings             (1,457)         (387)
Cash dividends paid                                          (4,000)      (10,000)
                                                          ---------      --------
Net cash provided by (used in) financing activities           2,544       (10,496)
                                                          ---------      --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                         (83)          219
                                                          ---------      --------
Net increase in cash                                          4,024         1,734
Cash at beginning of year                                     7,857         6,123
                                                          ---------      --------
Cash at end of year                                       $  11,881      $  7,857
                                                          =========      ========

See notes to Combined Financial Statements.

                          VITRAMON INCORPORATED AND VITRAMON LIMITED (U.K.)

COMBINED STATEMENT OF SHAREHOLDER'S EQUITY
(In Thousands)
                                        Common Stock          Additional                   Cumulative
                                     -------------------        Paid-in       Retained     Translation
                                     Shares      Dollars        Capital       Earnings      Adjustment
                                     ------      -------      -----------     --------     ------------
Balance at December 28, 1991         1,990        $  234        $ 9,679        $29,169        $  2,154
                                     -----        ------        -------        -------        --------
Net earnings                                                                     4,298
Dividends                                                                      (10,000)
Translation adjustment net of
   income tax of $366                                                                              709
                                     -----        ------        -------        -------        --------
Balance at January 2, 1993           1,990           234          9,679         23,467           1,445
                                     -----        ------        -------        -------        --------
Net earnings                                                                     4,660
Dividends                                                                       (4,000)
Translation adjustment net of
    income tax of ($531)                                                                        (1,050)
                                     -----        ------        -------        -------        --------
Balance at January 1, 1994           1,990        $  234        $ 9,679        $24,127        $    395
                                     -----        ------        -------        -------        --------
Common Stock:
(Dollars in Thousands)
                                           Issued
                                   ----------------------                       Par
                                   Shares         Dollars     Authorized       Value
                                   ------         -------     ----------       -----
Vitramon, Incorporated           1,965,000        $  197      2,000,000          $0.10

Vitramon Limited (U.K.)             25,000        $   37         50,000      (BPS)1.00

See notes to Combined Financial Statements.

          VITRAMON INCORPORATED AND VITRAMON LIMITED (U.K.)

NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
  Basis of Presentation
On July 17, 1987, a merger of Vitramon, Incorporated with a subsidiary of Thomas & Betts Corporation was completed. The accompanying combined financial statements include Vitramon, Incorporated and subsidiaries and Vitramon Limited (UK) (collectively, Vitramon).
These legal entities are directly or indirectly wholly owned by Thomas and Betts Corporation. All significant intercompany balances and transactions have been eliminated.

A minority investment in a Thomas & Betts affiliate held by Vitramon Incorporated, which is excluded from the proposed sale of Vitramon (see Note 10), has been excluded from the accompanying combined financial statements.

  Fiscal Year
Vitramon's fiscal year consists of 52 and 53 weeks ending on the Saturday closest to the end of the calendar year.

  Inventories
Inventories are stated at the lower of cost (first-in, first-out) or market. Costs included in inventories consist of materials, labor, and manufacturing overhead that are related to acquisition or production costs.

  Property, plant and equipment
Property, plant and equipment are stated at cost. Expenditures for maintenance and repair are charged to costs and expenses as incurred. Significant renewals and betterments that extend the lives of assets are capitalized. Depreciation is computed principally on an accelerated method over the estimated useful lives of the assets, which range principally from 5 to 40 years for land improvements, 35 to 45 years for buildings, and 5 years for machinery and equipment.

  Income Taxes
Income taxes payable represent foreign taxes to be remitted directly by Vitramon to Non-U.S. taxing authorities. All federal and state income taxes are included in Accounts Payable - Parent Corporation. Federal and state income taxes are remitted by parent Thomas & Betts Corporation to the taxing authorities.

Effective January 3, 1993, Vitramon changed from the deferred method of accounting for income taxes under APB Opinion No. 11, to the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The effect of adopting SFAS No. 109 was not material to the combined financial statements. Prior years' financial statements have not been restated. SFAS No. 109 requires the asset and liability method of accounting for income taxes. Under this method, the Corporation provides deferred income taxes to record temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities.

     Deferred taxes are not provided on undistributed net earnings of foreign subsidiaries, approximately $1,900,000 at January 1, 1994, to the extent that those earnings are expected to be permanently reinvested in the subsidiaries. It is estimated that taxes ultimately payable on the distribution of these earnings would not be significant.

          VITRAMON INCORPORATED AND VITRAMON LIMITED (U.K.)

  Cash Flow Information
Foreign cash flows have been converted to U.S. dollars at appropriately weighted average exchange rates or exchange rates in effect at the time of the cash flows where determinable.
Net cash provided by operating activities for the years 1993 and 1992 respectively, reflect cash payments for trade interest of $1,684,000 and $2,035,000 respectively; interest on Thomas & Betts debt of $1,271,000 and $952,000, respectively; and income taxes paid directly by Vitramon or paid on its behalf by parent company, of $3,747,000 and $4,878,000 respectively.

2. INCOME TAXES
Income taxes were determined as if Vitramon were a stand-alone corporation. Actual U.S. income taxes were determined as part of the parent company's consolidated return. The consolidated return reflected certain tax planning strategies available to the parent that were not used in calculating the tax provision in the accompanying combined financial statements, which resulted in an increased tax rate in both years due primarily to taxes in excess of the U.S. tax rate on foreign earnings.

The components of earnings before income taxes are as follows:

In thousands                           1993           1992


Domestic                              $3,586         $3,202
Foreign                                5,847          5,575
                                      ------         ------
     Total                            $9,433         $8,777
                                      ======         ======
The components of income tax expense are as follows:

In thousands                           1993           1992

Current
   Domestic                           $1,427          $ 530
   Foreign                             2,266          3,222
   State and local                       254            325
                                      ------         ------
     Total current                     3,947          4,077
                                      ------         ------
Deferred
   Domestic                              (55)           657
   Foreign                               881           (255)
                                      ------         ------
     Total deferred                      826            402
                                      ------         ------
       Total                          $4,773         $4,479
                                      ======         ======

          VITRAMON INCORPORATED AND VITRAMON LIMITED (U.K.)

The reconciliation between the Federal statutory tax rate and Vitramon's effective tax rate is as follows:

                                                       1993     1992
Federal statutory tax rate                            35.0%     34.0%
     State tax                                           1.8     2.4
     Foreign subsidiary losses
        providing no current tax
        benefit                                          4.0     4.5
     Taxes in excess of the
        U.S. tax rate on
        foreign earnings                                 9.8     10.1
                                                        ----     ----
Effective tax rate                                      50.6%    51.0%
                                                        ====     ====
All U.S. taxes are recorded as payable to parent, Thomas & Betts Corporation, and therefore, all U.S. deferred taxes will eventually be settled against that payable to parent.

The components of Vitramon's net deferred tax asset at January 1, 1994 were:

In thousands                                     U.S.   Non U.S.   Total
                                               ------   --------   -----
Deferred tax assets:
     Accrued reserves                          $1,316   $  297   $1,613

     Accrued employee benefits                    682       44      726

     Loss carry forwards                            -      304      304
     Other                                         92       64      156
     Valuation allowance                            -     (304)    (304)
                                               ------   ------   ------
     Net deferred tax assets                    2,090      405    2,495
                                               ------   ------   ------
Deferred tax liabilities:
     Property, plant and equipment                  -    1,293    1,293
     Other                                         43      526      569
                                               ------   ------   ------
     Net deferred tax liabilities                  43    1,819    1,862
                                               ------   ------   ------
     Net deferred tax asset                    $2,047   $1,414   $  633
                                               ======   ======   ======

The net change in the valuation allowance for deferred tax assets was a reduction of $115,000 in 1993. The change relates to a loss carry forward recovered in 1993. Carry forwards remaining at January 1, 1994 can be carried forward indefinitely.

          VITRAMON INCORPORATED AND VITRAMON LIMITED (U.K.)

3. BORROWINGS
Vitramon's long-term bank debt was as follows:

In thousands                                       January 1,  January 2,
                                                     1994        1993
Deutsche Mark Notes:
  7.1% due 2001                                      $ 2,780    $3,205
  7.1% due 2001                                        2,780     3,205
  9.0% due 2004                                        3,557     4,275
  7.2% due 2005                                        3,939     4,487
  7.3% due 1999                                          765     1,001
  9.5% due 2001                                        1,658     1,923
French Franc Notes:
  8.5% due 1997                                           48       575
Capital leases                                           203       227
                                                     -------   -------
                                                      15,730    18,898
Less current portion                                   1,856       650
                                                     -------   -------
                                                     $13,874   $18,248
                                                     =======   =======
All long-term debt is guaranteed by parent, Thomas & Betts
Corporation.

     Principal payments on long-term debt due in the five years subsequent to January 2, 1994, are $1,856,000, $1,921,000, $1,855,000,
$1,785,000 and $1,763,000.

     Vitramon's debt payable to parent, Thomas & Betts Corporation, was as follows:

In thousands                       January 1,     January 2,
                                      1994           1993
U.S. Dollar Notes:
  10% due on demand               $ 3,000,000    $ 3,000,000
  Prime + 1%, due on demand         7,000,000      7,000,000
  Prime + 1%, due on demand         8,000,000
Japanese Yen Notes:
  6% due 11-1-93                            -         82,986
  6% due 10-13-93                           -         83,474
                                  -----------    -----------
                                  $18,000,000    $10,166,460
                                  ===========    ===========
4. RELATED PARTY TRANSACTIONS
Vitramon received and paid for management services provided by Thomas & Betts. Generally, these management services included general management, accounting, internal audit, cash management, risk management, human resource, legal and tax services. The cost of such services was $5,783,000 and $4,965,000 for the years 1993 and 1992 respectively. Management believes that all allocations are made on a reasonable basis; however, these costs are not necessarily representative of the costs which would have been incurred by Vitramon as an independent company.

Vitramon paid sales commissions to a Foreign Sales Corporation (FSC) wholly owned by Thomas & Betts to obtain favorable tax treatment on export sales.

          VITRAMON INCORPORATED AND VITRAMON LIMITED (U.K.)

5. POSTRETIREMENT BENEFITS
Vitramon has a noncontributory pension plan covering substantially all its domestic employees. This plan generally provides pension benefits that are based on compensation levels and years of service.
Vitramon's funding policy for this plan is to contribute amounts sufficient to maintain a benefit-security ratio (fair value of plan assets over accumulated benefit obligation) of at least 125 percent. Plan assets are primarily invested in equity securities, fixed income securities, cash equivalents and real estate.

Net periodic pension cost for 1993 and 1992 for Vitramon's defined benefit pension plan included the following components:

In thousands                                           1993      1992

Service cost - benefits earned
     during the period                                 $465      $316
Interest cost on projected
     benefit obligation                                 508      421
Actual return on assets                                (499)     (538)
Net amortization and deferral                          (131)     (128)
                                                      -----     -----
Net periodic pension cost                             $ 343     $  71
                                                      =====     =====
Assumptions used in developing the net periodic pension cost were:

                                                         1993    1992
Discount rate                                            8.0%    8.5%
Rate of increase
    in compensation level                                5.5%    5.0%
Expected long-range rate
    of return on plan assets                             8.5%    8.5%

          VITRAMON INCORPORATED AND VITRAMON LIMITED (U.K.)

The following table sets forth the funded status of Vitramon's defined benefit plan as of December 1, 1993 and 1992 and amounts recognized in Vitramon's balance sheet:

In thousands                                        January 1,  January 2,
                                                      1994        1993
Actuarial present value of
   benefit obligations:
     Vested employees                                $5,492      $4,540
     Non-vested employees                               165         116
                                                     ------     -------
     Accumulated benefit obligation                   5,657       4,656


     Additional amounts related to
       projected pay increases                        1,855         961
                                                     ------     -------
     Projected benefit obligation                     7,512       5,617

Plan assets at fair value                             7,541       7,154
     Plan assets in excess of                        ------      ------
       projected benefit obligation                      29       1,537

     Unrecognized transition
       obligation                                      (281)       (311)
     Unrecognized net gain                             (167)     (1,421)
Accrued pension liability (recorded                 -------      ------
  in accrued liabilities in the
  balance sheet)                                    $  (419)     $(195)
                                                    =======      =====
The present value of projected benefits for the above plan for December 1, 1993 was determined using a discount rate of 7.5% and 8% as of 1993 and 1992, respectively, and an assumed rate of increase in compensation of 5.5%. Vitramon also sponsors a defined contribution 401(K) savings plan for its U.S. employees where company contributions are based on a percentage of employee contributions. The cost of these plans was $294,000 in 1993 and $287,000 in 1992.

Other pension costs, primarily for non-U.S. defined contribution plans and plans of insignificant size, amounted to $243,000 in 1993 and $178,000 in 1992.

Effective January 3, 1993, Vitramon adopted the provisions of SFAS No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions." This Statement required changing from a cash to an accrual basis in accounting for retiree health insurance costs. Vitramon is recognizing the estimated liability for these benefits over the lives of the individuals covered. This liability is not being funded. All employees entitled to these benefits are retired. The total accumulated postretirement benefit obligation at January 1, 1994 was $312,000. The net periodic cost for 1993 was $50,000 and the accrued postretirement benefit costs on the balance sheet at January 1, 1994 was $23,000.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5%. An increase in the cost of covered health care benefits of 12% was assumed for fiscal year 1993.

This rate was assumed to decrease incrementally to 6.5% after fifteen years and remain at that level thereafter.

Prior to adoption of SFAS No. 106, postretirement health care and life insurance benefits paid were $41,000 in 1992.

          VITRAMON INCORPORATED AND VITRAMON LIMITED (U.K.)

6. COMMITMENTS
Vitramon and its subsidiaries are parties to various leases relating to plants, warehouses, office facilities, automobiles, and other equipment, principally data processing equipment. All operating leases are renewed annually, and all capital leases expire prior to 1997. Real estate taxes, insurance, and maintenance expenses are normally obligations of Vitramon. It is expected that in the normal course of business the majority of the leases will be renewed or replaced by other leases. Vitramon has capitalized leases principally for machinery and equipment. At January 1, 1994 and January 2, 1993, net property, plant and equipment included $236,000 and $228,000, respectively, for capital leases.

Future minimum payments under capital leases consisted of the following at January 1, 1994:

In thousands

1994                                                $146,000
1995                                                  80,000
1996                                                  10,000
                                                    --------
Total minimum lease payments                         236,000
Less amounts representing interest                    33,000
                                                    --------
Present value of future minimum lease payments      $203,000
                                                    ========
Rent expense for operating leases was $546,000 in 1993 and $525,000 in 1992.

7. SIGNIFICANT CUSTOMERS
In 1993 and 1992, sales to the automotive industry represented 35% and 32% of total sales, respectively. In 1993 and 1992, sales to a single customer represented 16% of total sales.

8. OTHER FINANCIAL DATA
Other expense - net consists of the following:

In thousands                                           1993      1992

Interest income                                     $   258      $  280
Interest expense                                     (1,958)     (2,065)
Interest expense - parent company debt               (1,271)       (952)
Net currency gains (losses)                             (31)        282
FSC expense                                            (315)       (293)
Other                                                     4          37
                                                    -------     -------
                                                    $(3,313)    $(2,711)
                                                    =======     =======
Accrued liabilities consist of the following:

In thousands                                          1993       1992

Salaries, fringe benefits
  and other compensation                             $2,982      $2,556
Taxes other than income                                 200         320
Pension                                                 475         262
Other                                                   719         752
                                                   --------    --------
                                                   $  4,376    $  3,890
                                                   ========    ========

          VITRAMON INCORPORATED AND VITRAMON LIMITED (U.K.)

9. INFORMATION RELATING TO OPERATIONS IN DIFFERENT GEOGRAPHIC AREAS Vitramon operations are conducted in three principal geographic areas:
Domestic, Europe, and Other International locations including Brazil, Australia, and Japan. Transfers between geographic areas are priced on a basis that yields an appropriate rate of return based on assets employed, risk and other factors.
Financial Information Relating to Operations in
Different Geographic Areas

In thousands                                          1993         1992


Sales to Unaffiliated Customers:
  Domestic                                        $  54,891      $ 44,548
  Europe                                             58,493        62,946
  Other International                                 5,010         4,034
                                                  ----------     --------
  Total                                            $118,394      $111,528
                                                  ==========     ========
Sales or Transfers Between Geographic Areas:
  Domestic                                        $   7,157      $  6,541
  Europe                                              1,254         1,156
                                                  ----------     --------
  Total                                           $   8,411     $   7,697
                                                  ==========     ========
Earnings Before Income Taxes:
  Domestic                                        $   4,007      $  2,922
  Europe                                              6,594         6,691
  Other                                              (1,373)       (1,122)
  Adjustments and eliminations                          205           286
                                                  ----------     --------
  Total                                           $   9,433     $   8,777
                                                  ==========     ========
Identifiable Assets:
  Domestic                                        $   44,697     $ 34,966
  Europe                                              44,077       48,246
  Other                                                3,112        3,466
  Adjustments and eliminations                         1,117        2,072
                                                  ----------     --------
  Total                                           $   93,003     $ 89,750
                                                  ==========     ========

10.  SUBSEQUENT EVENT
On July 13, 1994, Thomas & Betts Corporation announced an agreement to sell Vitramon to Vishay Intertechnology, Inc.

                            VITRAMON INCORPORATED AND VITRAMON LIMITED (U.K.)

            COMBINED BALANCE SHEET (UNAUDITED)
            (In Thousands)
                                        ASSETS                                     April 2, 1994    January 1, 1994
            CURRENT ASSETS                                                       -------------------------------------
            Cash                                                                   $  14,589           $   11,881
            Accounts receivable                                                       17,020               13,669
            Inventories:
                Finished goods                                                         5,151                6,998
                Work in process                                                        3,414                3,062
                Raw materials                                                         11,512               11,092
                                                                                 -------------------------------------
                 Total Inventories                                                    20,077               21,152
            Deferred income taxes                                                      2,021                2,009
                                                                                 -------------------------------------
            Prepaid expenses                                                             686                  524
                                                                                 -------------------------------------
                 Total Current Assets                                                 54,393               49,235

            PROPERTY, PLANT AND EQUIPMENT
            Land and land improvements                                                 2,989                2,945
            Buildings                                                                 22,861               22,520
            Machinery    and    equipment                                             56,551               55,185
            Construction in progress                                                   9,716                6,904
                                                                                 -------------------------------------
                                                                                      92,117               87,554
            Less accumulated depreciation                                             47,406               44,755
                                                                                 -------------------------------------
                                                                                      44,711               42,799
            OTHER ASSETS                                                                 949                  945
                                                                                 -------------------------------------
                TOTAL ASSETS                                                     $   100,053           $   92,979
                                                                                 -------------------------------------

                                         LIABILITIES AND SHAREHOLDER'S EQUITY
            CURRENT LIABILITIES
            Short-term borrowings                                                $        --           $       88
            Current maturities of long-term bank debt                                  1,909                1,856
            Notes payable to parent company                                           18,000               18,000
            Accounts payable                                                           6,605                5,180
            Accounts payable - parent company                                         12,544               11,407
            Accrued liabilities                                                        5,339                4,376
            Income taxes                                                               2,397                1,154
            Deferred income taxes                                                         --                   --
                                                                                 -------------------------------------
                Total Current Liabilities                                             46,794               42,061

            LONG-TERM BANK DEBT                                                       13,790               13,874
            DEFERRED INCOME TAXES                                                      1,550                1,376
            OTHER LONG-TERM LIABILITIES                                                1,269                1,233

            SHAREHOLDER'S EQUITY
            Common stock                                                                 234                  234
            Additional  paid-in   capital                                              9,679                9,679
            Retained earnings                                                         26,099               24,127
            Foreign currency translation adjustment                                      638                  395
                                                                                 -------------------------------------
                Total Shareholder's Equity                                            36,650               34,435
                                                                                 -------------------------------------
            TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                               100,053            $  92,979
                                                                                 =====================================

            See Notes to Combined Interim Financial Statements.

          VITRAMON INCORPORATED AND VITRAMON LIMITED (U.K.)

COMBINED STATEMENT OF EARNINGS (UNAUDITED)
                                                       Quarter ended
(In Thousands)                                 April 2, 1994   April 3, 1993
                                               -------------   -------------
NET SALES                                        $  34,575       $  31,931
                                                ----------       ---------
COSTS AND EXPENSES
  Cost of sales                                     23,743          21,953
  Marketing, general and administrative              3,867           3,708
  Research and development                           1,092             976
  Management charge                                  1,569           1,446
                                                ----------       ---------
                                                    30,271          28,083
                                                ----------       ---------
Earnings from operations                             4,304           3,848

Other expense - net                                   (656)           (908)
                                                ----------       ---------
Earnings before income taxes                         3,648           2,940

Income taxes                                         1,676           1,470
                                                ----------       ---------
NET EARNINGS                                    $    1,972       $   1,470
                                                ==========       =========
See Notes to Combined Interim Financial Statements.

          VITRAMON INCORPORATED AND VITRAMON LIMITED (U.K.)

COMBINED STATEMENT OF CASH FLOWS (UNAUDITED)
(In Thousands)


                                                             Quarter ended
                                                          April 2,   April 3,
                                                            1994       1993
                                                          --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                              $ 1,972     $ 1,470
Adjustments:
  Depreciation and amortization                             2,277       2,246
  Changes in assets and liabilities:
     Receivables                                           (3,155)     (2,399)
     Inventories                                            1,330         649
     Prepaid expenses                                       (154)        (177)
     Accounts payable                                       1,379         427
     Accounts payable - Parent Company                      1,079       1,743
     Accrued liabilities                                      898       1,020
     Income taxes                                           1,336         472
  Other                                                        28         127
                                                          -------     -------
Net cash provided by operating activities                   6,990       5,578
                                                          -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment                  (3,647)     (1,997)
Proceeds from sale of property, plant and equipment             9         -
                                                          -------     -------
Net cash used in investing activities                      (3,638)     (1,997)
                                                          -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in short-term borrowings                  (88)        223
Proceeds from long-term debt and other borrowings              36          23
Proceeds from Parent Company debt                            -            -
Repayment of long-term debt and other borrowings             (526)       (156)
Cash dividends paid                                           -           -
                                                          -------     -------
Net cash used in financing activities                        (578)         90
                                                          -------     -------
EFFECT OF EXCHANGE RATE CHANGES IN CASH                       (66)         15
                                                          -------     -------
Net increase in cash                                        2,708       3,686
Cash at beginning of year                                  11,881       7,857
                                                          -------     -------
Cash at end of year                                       $14,589     $11,543
                                                          =======     =======
See notes to Combined Interim Financial Statements

               VITRAMON INCORPORATED AND VITRAMON LIMITED (U.K.)

                Notes to Combined Interim Financial Statements
                                  (Unaudited)


1) In the opinion of Management, the accompanying combined interim financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for the fair presentation of the financial position as of April 2, 1994 and January 1, 1994, and the results of operations and cash flows for the periods ended April 2, 1994 and April 3, 1993.

2) Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these combined interim financial statements be read in conjunction with the financial statements and notes thereto included in Vitramon's Combined Financial Statements for the fiscal year ended January 1, 1994. The results of operations for the period ended April 2, 1994 are not necessarily indicative of the operating results for the full year.

                                EXHIBITS TO
                                 FORM 8-K
                       VISHAY INTERTECHNOLOGY, INC.

                              EXHIBIT INDEX
                                                            Sequential
                                                           Page Number
                                                           -----------

 2.1 Stock Purchase Agreement, dated July 12, 1994, between Thomas & Betts Corporation and Vishay
     Intertechnology Inc.

10.1 Amended and Restated Vishay Intertechnology, Inc.
     $302,500,000 Revolving Credit and Term Loan
     Agreement, dated as of July 18, 1994, by and among Comerica Bank, NationsBank of North Carolina, N.A.,
     Berliner Handels-und Frankfurter Bank, Signet
     Bank/Maryland, CoreStates Bank, N.A., Bank
     Hapoalim, B.M., ABN AMRO Bank N.V. New York Branch,
     Credit Lyonnais New York Branch, Meridian Bank,
     Bank Leumi le-Israel, B.M. and Credit Suisse
     (collectively, the "Banks"), Comerica Bank, as agent for the Banks (the "Agent"), and Vishay
     Intertechnology, Inc.("Vishay"), dated as of  July
     18, 1994.

10.2 Amended and Restated Vishay Beteiligungs GmbH DM
     40,000,000 Revolving Credit and DM 9,506,000 Term
     Loan Agreement, dated as of July 18, 1994, by and among the Banks, the Agent and Vishay Beteiligungs
     GmbH ("VBG").

10.3 Amended and Restated Roderstein DM 104,315,990.20
     Term Loan Agreement, dated as of July 18, 1994, by and among the Banks, the Agent, Vishay and VBG.


10.4 Vishay Intertechnology, Inc. $200,000,000
     Acquisition Loan Agreement, dated as of July 18,
     1994, by and among the Banks, the Agent and Vishay.


10.5 Amended and Restated Guaranty by Vishay to the
     Banks, dated July 18, 1994.

10.6 Amended and Restated (Domestic) Guaranty by Dale
     Holdings, Inc., Dale Electronics, Inc.,
     Measurements Group, Inc., Vishay Sprague Holdings
     Corp. and Sprague Sanford, Inc. to the Banks, dated
     July 18, 1994.

10.7 Amended and Restated Permitted Borrowers Guaranty by Vilna Equities Holding B.V., VBG, Draloric
     Electronic GmbH, E-Sil Components Ltd., Sfernice
     S.A. and Roederstein GmbH to the Banks dated July
     18, 1994.

23   Consent of KPMG Peat Marwick.